Exhibit 2.2

Description of Rights of Each Class of Securities Registered under Section 12 of the Securities Exchange Act of 1934, as Amended (the “Exchange Act”)

Class A Ordinary shares with no par value each (“Class A Ordinary Shares”), of China SXT Pharmaceuticals, Inc. (“we,” “our,” “our company,” or “us”) are listed and traded on the Nasdaq Capital Market, and in connection with this listing (but not for trading), its Class A Ordinary Shares are registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of the holders of Class A Ordinary Shares.

Description of Class A Ordinary Shares

The following is a summary of material provisions of our currently effective amended and restated memorandum of association and articles of association (the “M&A”), as well as the BVI Business Companies Act, 2004 (the “BVI Act”) insofar as they relate to the material terms of our Class A Ordinary Shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire M&A, which was filed with the U.S. Securities and Exchange Commission as exhibit 1.1 to our annual report on 20-F for the year ended March 31, 2026 and was incorporated by reference herein.

Type and Class of Securities

Each Class A Ordinary Share has no par value each. The number of Class A Ordinary Shares that have been issued as of the last day of the financial year ended March 31, 2026 is provided on the cover of the annual report on Form 20-F filed on June 30, 2026. Our Class A Ordinary Shares may be held in either certificated or uncertificated form.

Preemptive Rights

Our Class A Ordinary Shares are not subject to any pre-emptive or similar rights under the BVI Act or pursuant to the M&A.

Limitations or Qualifications

Not Applicable.

Rights of Other Types of Securities

Not Applicable.

Objects and Purposes, Register, and Shareholders

Subject to the BVI Act and our M&A, our objects and purposes are unlimited other than any object not prohibited by the BVI Act or any other law of the British Virgin Islands. Our register of members will be maintained by our registered agent. The entry of the name of a person in the register of members as a holder of a share in a BVI company is prima facie evidence that legal title in the share vests in that person. Under the BVI Act, a BVI company may treat the registered holder of a share as the only person entitled to (a) exercise any voting rights attaching to the share, (b) receive notices, (c) receive a distribution in respect of the share and (d) exercise other rights and powers attaching to the share. Consequently, as a matter of BVI law, where a shareholder’s shares are registered in the name of a nominee, the nominee is entitled to receive notices, receive distributions and exercise rights in respect of any such shares registered in its name. The beneficial owners of the shares registered in a nominee’s name will therefore be reliant on their contractual arrangements with the nominee in order to receive notices and dividends and ensure the nominee exercises voting and other rights in respect of the shares in accordance with their directions.

Directors’ Powers

Under the BVI Act, subject to any modifications or limitations in a company’s M&A, a company’s business and affairs are managed by, or under the direction or supervision of, its directors; and directors generally have all powers necessary to manage a company. A director must disclose any interest he has on any proposal, arrangement or contract not entered into in the ordinary course of business and on usual terms and conditions. An interested director may (subject to the M&A) vote on a transaction in which he has an interest. In accordance with, and subject to, our M&A, the directors may by resolution of directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

Rights, Preferences and Restrictions of Class A Ordinary Shares

Our directors may (subject to the M&A) authorize dividends at such time and in such amount as they determine. Each Ordinary Share is entitled to one vote. In the event of a liquidation or dissolution of the Company, the holders of Class A Ordinary Shares are (subject to the M&A) entitled to share ratably in all surplus assets remaining available for distribution to them after payment and discharge of all claims, debts, liabilities and obligations of the Company and after provision is made for each class of shares (if any) having preference over the Class A Ordinary Shares if any at that time. There are no sinking fund provisions applicable to our Class A Ordinary Shares. Holders of our Class A Ordinary Shares have no pre-emptive rights. Subject to the provisions of the BVI Act, we may, (subject to the M&A) with shareholder consent, repurchase our Class A Ordinary Shares in certain circumstances provided always that the company will, immediately after the repurchase, satisfy the solvency test. The company will satisfy the solvency test, if (i) the value of the company’s assets exceeds its liabilities; and (ii) the company is able to pay its debts as they fall due.

In accordance with the BVI Act:

(i)	the company may purchase, redeem or otherwise acquire its own shares in accordance with either (a) Sections 60, 61 and 62 of the BVI Act (save to the extent that those Sections are negated, modified or inconsistent with provisions for the purchase, redemption or acquisition of its own shares specified in the company’s M&A); or (b) such other provisions for the purchase, redemption or acquisition of its own shares as may be specified in the company’s M&A;

(ii)	where a company may purchase, redeem or otherwise acquire its own shares otherwise than in accordance with Sections 60, 61 and 62 of the BVI Act, it may not purchase, redeem or otherwise acquire the shares without the consent of the shareholder whose shares are to be purchased, redeemed or otherwise acquired, unless the company is permitted by the M&A to purchase, redeem or otherwise acquire the shares without that consent; and

(iii)	unless the shares are held as treasury shares in accordance with Section 64 of the BVI Act, any shares acquired by the Company are deemed to be cancelled immediately on purchase, redemption or other acquisition.

Variation of the Rights of Shareholders

As permitted by the BVI Act and in accordance with our M&A, the rights attached to shares of the Company may (subject to the M&A) only, whether or not the Company is being wound up, be varied with the consent in writing of the holders of not less than one third of the issued shares of that class and the holders of not less than one third of the issued shares of any other class which may be affected by such variation.

Shareholder Meetings

In accordance with, and subject to, our M&A, (a) any director of the Company may convene meetings of the shareholders at such times as the director considers necessary or desirable (and the director convening a meeting of shareholders may fix as the record date for determining those shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice); and (b) upon the written request of shareholders entitled to exercise thirty percent (30%) (or such lesser percentage that may be accepted by the directors in their absolute discretion) or more of the voting rights in respect of the matter for which the meeting is requested, the directors shall convene a meeting of shareholders. In accordance with, and subject to, our M&A, (a) the director convening a meeting shall give not less than seven (7) days’ notice of a meeting of shareholders to those shareholders whose names on the date the notice is given appear as shareholders in the register of shareholders of the Company and are entitled to vote at the meeting; and the other directors; (b) a meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least ninety percent (90%) of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall constitute waiver in relation to all of the Class A Ordinary Shares that that shareholder holds; (c) a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than one third of the votes of the Class A Ordinary Shares or class or series of Class A Ordinary Shares entitled to vote on resolutions of shareholders to be considered at the meeting; and (d) if within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the request of the shareholders, shall be dissolved.

Dividends

Subject to the BVI Act and our M&A, our directors may, by resolution, declare dividends at a time and amount as they think fit if they are satisfied, based on reasonable grounds, that, immediately after distribution of the dividend, the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due. There is no further BVI law restriction on the amount of funds which may be distributed by us by dividend, including all amounts paid by way of the subscription price for Class A Ordinary Shares regardless of whether such amounts may be wholly or partially treated as share capital or share premium under certain accounting principles. Shareholder approval is not (except as otherwise provided in our M&As) required to pay dividends under BVI law. In accordance with, and subject to, our M&A, no dividend shall bear interest as against the Company (except as otherwise provided in our M&As).

Disclosure of the Securities and Exchange Commission’s Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer of Shares

Subject to any applicable restrictions or limitations arising pursuant to (i) our M&A; or (ii) the BVI Act, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in any other form which our directors may approve (such instrument of transfer being signed by the transferor and containing the name and address of the transferee). Our M&A also (save as otherwise provided therein) provide that (i) where Class A Ordinary Shares of the Company are listed on the Nasdaq Capital Market or any other stock exchange or automated quotation system on which the Class A Ordinary Shares are then traded (the “Recognised Exchange”), shares may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the law, rules, procedures and other requirements applicable to shares listed on the Recognised Exchange or (ii) shares may be transferred by means of a system utilized for the purposes of holding and transferring shares in uncertified form (the “Relevant System”), and that the operator of the Relevant System (and any other person necessary to ensure the Relevant System is effective to transfer shares) shall act as agent and attorney-in-fact of the Shareholders for the purposes of the transfer of any shares transferred by means of the Relevant System (including, for such purposes, to execute and deliver an instrument of transfer in the name of and on behalf of any Shareholder who is transferring shares).

Differences Between the Law of Different Jurisdictions

The BVI Act differs from laws applicable to US corporations and their shareholders. Set forth below is a summary of certain significant provisions of the BVI Act applicable to us (save to the extent that such provisions have been, to the extent permitted under the BVI Act, negated or modified in our M&A in accordance with the BVI Act).

Mergers, Consolidations and Similar Arrangements. The BVI Act provides for mergers as that expression is understood under US corporate law. Common law mergers are also permitted outside of the scope of the BVI Act. Under the BVI Act, two or more companies may either merge into one of such existing companies, or the surviving company, or consolidate with both existing companies ceasing to exist and forming a new company, or the consolidated company. The procedure for a merger or consolidation between our Company and another company (which need not be a BVI company) is set out in the BVI Act. The directors of the BVI company or BVI companies which are to merge or consolidate must approve a written plan of merger or consolidation which must also be authorized by a resolution of shareholders (and the outstanding shares of every class of shares that are entitled to vote on the merger or consolidation as a class if the memorandum or articles of association so provide or if the plan of merger or consolidation contains any provisions that, if contained in a proposed amendment to the memorandum or articles, would entitle the class to vote on the proposed amendment as a class) of the shareholders of the BVI company or BVI companies which are to merge. A foreign company which is able under the laws of its foreign jurisdiction to participate in the merger or consolidation is required by the BVI Act to comply with the laws of that foreign jurisdiction in relation to the merger or consolidation. The BVI company must then execute articles of merger or consolidation, containing certain prescribed details. The plan and articles of merger or consolidation are then filed with the Registrar of Corporate Affairs in the BVI, or the Registrar. If the surviving company or the consolidated company is to be incorporated under the laws of a jurisdiction outside BVI, it shall file the additional instruments required under Section 174(2)(b) of the BVI Act. The Registrar then (if he or she is satisfied that the requirements of the BVI Act have been complied with) registers, in the case of a merger, the articles of merger or consolidation and any amendment to the M&A of the surviving company and, in the case of a consolidation, the M&A of the new consolidated company and issues a certificate of merger or consolidation (which is conclusive evidence of compliance with all requirements of the BVI Act in respect of the merger or consolidation). The merger or consolidation is effective on the date that the articles of merger or consolidation are registered by the Registrar or on such subsequent date, not exceeding thirty days, as is stated in the articles of merger or consolidation but if the surviving company or the consolidated company is a company incorporated under the laws of a jurisdiction outside the BVI, the merger or consolidation is effective as provided by the laws of that other jurisdiction.

As soon as a merger or consolidation becomes effective (inter alia), (a) the surviving company or consolidated company (so far as is consistent with its amended M&A, as amended or established by the articles of merger or consolidation) has all rights, privileges, immunities, powers, objects and purposes of each of the constituent companies; (b) the M&A of any surviving company are automatically amended to the extent, if any, that changes to its amended M&A are contained in the articles of merger; (c) assets of every description, including choses-in-action and the business of each of the constituent companies, immediately vest in the surviving company or consolidated company; (d) the surviving company or consolidated company is liable for all claims, debts, liabilities and obligations of each of the constituent companies; (e) no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against a constituent company or against any shareholder, director, officer or agent thereof, is released or impaired by the merger or consolidation; and (f) no proceedings, whether civil or criminal, pending at the time of a merger or consolidation by or against a constituent company, or against any shareholder, director, officer or agent thereof, are abated or discontinued by the merger or consolidation, but: (i) the proceedings may be enforced, prosecuted, settled or compromised by or against the surviving company or consolidated company or against the shareholder, director, officer or agent thereof, as the case may be or (ii) the surviving company or consolidated company may be substituted in the proceedings for a constituent company but if the surviving company or the consolidated company is incorporated under the laws of a jurisdiction outside the BVI, the effect of the merger or consolidation is the same as noted foregoing except in so far as the laws of the other jurisdiction otherwise provide.

The Registrar shall strike off the register of companies each constituent company that is not the surviving company in the case of a merger and all constituent companies in the case of a consolidation (save that this shall not apply to a foreign company).

If the directors determine it to be in the best interests of us, it is also possible for a merger to be approved as a court approved plan of arrangement or as a scheme of arrangement in accordance with (in each such case) the BVI Act. The convening of any necessary shareholders meetings and subsequently the arrangement must be authorized by the BVI court. A scheme of arrangement requires the approval of 75% of the votes of the shareholders or class of shareholders, 75% in value of the creditors or class of creditors, as the case may be. If the effect of the scheme is different in relation to different shareholders, it may be necessary for them to vote separately in relation to the scheme, with it being required to secure the requisite approval level of each separate voting group. Under a plan of arrangement, a BVI court may determine what shareholder approvals are required and the manner of obtaining the approval.

Continuation into a Jurisdiction Outside the BVI. In accordance with, and subject to, our M&A, the Company may by resolution of Shareholders or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the BVI in the manner provided under those laws. The Company does not cease to be a BVI company unless the foreign law permits continuation and the BVI company has complied with the requirements of that foreign law. Where a company is continued under the laws of a jurisdiction outside the BVI, (a) the Company continues to be liable for all of its claims, debts, liabilities and obligations that existed prior to its continuation, (b) no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against the Company or against any shareholder, director, officer or agent thereof, is released or impaired by its continuation as a company under the laws of the jurisdiction outside the BVI, (c) no proceedings, whether civil or criminal, pending by or against the Company, or against any shareholder, director, officer or agent thereof, are abated or discontinued by its continuation as a company under the laws of the jurisdiction outside the BVI, but the proceedings may be enforced, prosecuted, settled or compromised by or against the Company or against the shareholder, director, officer or agent thereof, as the case may be; and (d) service of process may continue to be effected on the registered agent of the Company in the BVI in respect of any claim, debt, liability or obligation of the Company during its existence as a company under the BVI Act.

Directors. In accordance with, and subject to, our M&A (including, for the avoidance of any doubt, any rights or restrictions attaching to any Class A Ordinary Shares), (a) the directors are elected by resolution of shareholders or by resolution of directors for such term as the shareholders or directors determine; (b) each director holds office until his disqualification, death, resignation or removal; (c) a director may be removed from office by resolution of directors or resolution of shareholders; (d) a director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company at the office of its registered agent or from such later date as may be specified in the notice and a director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the BVI Act; and (e) a director is not required to hold Class A Ordinary Shares as a qualification to office.

In accordance with, and subject to, our M&A, (a) any one director of the Company may call a meeting of the directors by sending a written notice to each other director; (b) the directors of the Company or any committee thereof may meet at such times and in such manner as the directors may determine to be necessary or desirable; (c) a director shall be given not less than three (3) days’ notice of meetings of directors, but a meeting of directors held without three (3) days’ notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend waive notice of the meeting, and the inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting; (d) a meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than such number as may be fixed by the directors and if not fixed shall be two (2), unless there are only one (1) director in which case the quorum is one; (e) a director may by a written instrument appoint an alternate who need not be a director and the alternate shall be entitled to attend meetings in the absence of the director who appointed him and to vote or consent in place of the director until the appointment lapses or is terminated; (f) a resolution of directors is passed if either (i) the resolution is approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a majority of the directors present at the meeting who voted except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority casting the vote; or (ii) in the form of written resolution by all of the directors or by all of the members of a committee of directors of the Company, as the case may be, unless (in either case) the BVI Act or our M&A require a different majority.

Indemnification of Directors. In accordance with, and subject to, our M&A (including the limitations detailed therein), the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or (b) is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

In accordance with, and subject to, our M&A (including the limitations detailed therein), the indemnity referred to above only applies if the liability does not arise as a result of actual fraud or willful default of the indemnified person.

In accordance with, and subject to, our M&A, the Company may purchase and maintain insurance in relation to any person who is or was a director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the articles.

Directors and Conflicts of Interest. As noted above, pursuant to the BVI Act and the Company’s M&A, a director of a company who has an interest in a transaction and who has declared such interest to the other directors, may:

(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction, and, subject to compliance with the BVI Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

In accordance with, and subject to, our M&A, no director shall be disqualified by his office from contracting with the Company either as a buyer, seller or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any director shall be in any way interested be voided, nor shall any director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or arrangement, by reason of such director holding that office or by reason of the fiduciary relationship thereby established, provided such director shall, immediately after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose such interest to the board. For the purposes noted foregoing, a disclosure to all other directors to the effect that a director is a member, director, officer or trustee of another named company or other person and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

Shareholders’ Suits. The enforcement of the Company’s rights will ordinarily be a matter for its directors.

In certain circumstances, a shareholder has the right to seek various remedies against a BVI company in the event the directors are in breach of their duties under the BVI Act. Pursuant to Section 184B of the BVI Act, if a company or director of a BVI company engages, proposes to engage in, or has engaged in conduct that contravenes the provisions of the BVI Act or the M&A of the company, the BVI court may, on application of a shareholder or director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in conduct that contravenes, the BVI Act or the memorandum or articles of association.

Furthermore, pursuant to Section 184I(1) of the BVI Act a shareholder of a company who considers that the affairs of the company have been, are being or are likely to be, conducted in a manner that is, or any acts of the company have been, or are likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the BVI Court for an order which, inter alia, can require the company or any other person to pay compensation to the shareholder.

The BVI Act provides for a series of remedies available to shareholders. Where a company incorporated under the BVI Act conducts some activity which contravenes the BVI Act or the company’s M&A, the court can issue a restraining or compliance order. Under Section 184G of the BVI Act, a shareholder of a company may bring an action against the company for breach of a duty owed by the company to him as a shareholder. A shareholder also pursuant to Section 184C of the BVI Act may, with the leave of the BVI court, bring proceedings or intervene in proceedings in the name of the company, in certain circumstances. Such actions are known as derivative actions. The BVI court may only grant leave to bring a derivative action where the following circumstances apply:

●	the company does not intend to bring, diligently continue or defend or discontinue proceedings; and

●	it is in the interests of the company that the conduct of the proceedings not be left to the directors or to the determination of the shareholders as a whole.

When considering whether to grant leave, the BVI court is also required to have regard to the following matters:

●	whether the shareholder is acting in good faith;

●	whether a derivative action is in the company’s interests, taking into account the directors’ views on commercial matters;

●	whether the proceedings are likely to succeed;

●	the costs of the proceedings; and

●	whether an alternative remedy is available.

Any shareholder of a company may apply to the BVI court under the Insolvency Act, 2003 of the BVI (the “Insolvency Act”) for the appointment of a liquidator to liquidate the company and the court may appoint a liquidator for the company if it is of the opinion that it is just and equitable to do so.

Appraisal Rights. The BVI Act provides that any shareholder of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (a) a merger if the company is a constituent company, unless the company is the surviving company and the shareholder continues to hold the same or similar shares; (b) a consolidation, if the company is a constituent company; (c) any sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets or business of the Company if not made in the usual or regular course of the business carried on by the Company but not including: (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a compulsory redemption of 10% or fewer of the issued shares of the Company required by the holders of 90% or more of the votes of the outstanding shares of the Company pursuant to the terms of Section 176 of the BVI Act; and (e) an arrangement, if permitted by the BVI court.

Generally, any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the BVI or their individual rights as shareholders as established by the company’s M&A. There are common law rights for the protection of shareholders that may be invoked, largely derived from English common law. For example, under the rule established in the English case known as Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to seek to have the affairs of the company conducted properly according to law and the constituent documents of the company. As such, if those who control the Company have persistently disregarded the requirements of company law or the provisions of the company’s M&A, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following:

●	a company is acting or proposing to act illegally or beyond the scope of its authority;

●	the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained;

●	the individual rights of the plaintiff shareholder have been infringed or are about to be infringed; or

●	those who control the Company are perpetrating a “fraud on the minority.”

Share Repurchases and Redemptions. As permitted by the BVI Act and subject to our M&A, shares may be repurchased, redeemed or otherwise acquired by us with shareholder consent. Depending on the circumstances of the redemption or repurchase, our directors may need to determine that, immediately following the redemption or repurchase, we will be able to satisfy our debts as they fall due and the value of our assets exceeds our liabilities. Our directors may only exercise this power on our behalf, subject to the BVI Act, our M&A and to any applicable requirements imposed from time to time by the SEC, the NASDAQ or any other stock exchange on which our securities are listed.

Inspection of Books and Records. Under the BVI Act, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the Registrar, including the company’s certificate of incorporation, its M&A (with any amendments thereto), records of license fees paid to date, any articles of dissolution, any articles of merger, and a register of charges created by the company (if the Company has elected to file such a register or an applicable charge has caused the same to be filed).

A shareholder of a company is entitled, on giving written notice to the company, to inspect:

(a)	the M&A;

(b)	the register of members;

(c)	the register of directors; and

(d)	the minutes of meetings and resolutions of shareholders and of those classes of shares of which he is a shareholder.

In addition, a shareholder may make copies of or take extracts from the documents and records referred to in (a) through (d) above. However, subject to the M&A of the Company, the directors may, if they are satisfied that it would be contrary to the Company’s interests to allow a shareholder to inspect any document, or part of any document, specified in (b), (c) or (d) above, refuse to permit the shareholder to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records. Where a company fails or refuses to permit a shareholder to inspect a document or permits a shareholder to inspect a document subject to limitations, that shareholder may apply to the High Court of the BVI for an order that he should be permitted to inspect the document or to inspect the document without limitation.

Our registered agent is Sertus Incorporations (BVI) Limited, Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands. A company is required to keep a copy of its register of members and register of directors at the offices of its registered agent in the BVI, and the Company is required to notify any changes to the originals of such registers (assuming the originals are held elsewhere) to the registered agent, in writing, within 15 days of any change; and to provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

Where the place at which the original register of members or the original register of directors of the Company is changed, the Company must provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

A company is also required to keep at the office of its registered agent or at such other place or places, within or outside the BVI, as the directors may determine the minutes of meetings and resolutions of shareholders and of classes of shareholders; and the minutes of meetings and resolutions of directors and committees of directors. If such records are kept at a place other than at the office of the Company’s registered agent, the Company is required to provide the registered agent with a written record of the physical address of the place or places at which the records are kept and to notify the registered agent, within 14 days, of the physical address of any new location where such records may be kept.

Dissolution; Winding Up. As permitted by the BVI Act and subject to our M&A, we may be voluntarily liquidated and dissolved under Part XII of the BVI Act by resolution of directors and resolution of shareholders if we have no liabilities or we are able to pay our debts as they fall due and the value of our assets equals or exceeds our liabilities.

We also may be wound up and dissolved in circumstances where we are insolvent in accordance with the terms of the Insolvency Act.

Anti-Money Laundering Laws. In order to comply with legislation and regulations aimed at the prevention of money laundering we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we also may delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person. We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

If any person resident in the BVI knows or suspects that another person is engaged in money laundering or terrorist financing and the information for that knowledge or suspicion came to his or her attention in the course of his or her business the person will be required to report his belief or suspicion to the Financial Investigation Agency of the BVI, pursuant to the Proceeds of Criminal Conduct Act 1997 (as amended). Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Exchange controls. We know of no BVI laws, decrees, regulations or other legislation that limit the import or export of capital or the payment of dividends to shareholders holders who do not reside in the BVI.

Material Differences in BVI Law and our M&A, and Delaware Law

Our corporate affairs are governed by our amended and restated M&A and the provisions of applicable BVI law, including the BVI Act and BVI common law. The BVI Act differs from laws applicable to US corporations and their shareholders. The following table provides a comparison between certain statutory provisions of the BVI Act (together with the provisions of our M&A) and the Delaware General Corporation Law relating to shareholders’ rights.

Shareholder Meetings

BVI		Delaware
●	In accordance with, and subject to, our M&A, (a) any director of the company may convene meetings of the shareholders at such times and in such manner as the director considers necessary or desirable; and (b) upon the written request of shareholders entitled to exercise thirty percent (30%) or more of the voting rights in respect of the matter for which the meeting is requested the directors shall convene a meeting of shareholders	●	May be held at such time or place as designated in the charter or the by-laws, or if not so designated, as determined by the board of directors

●	May be held inside or outside the BVI	●	May be held inside or outside Delaware

●	In accordance with, and subject to, our M&A, (a) the director convening a meeting shall give not less than 7 days’ notice of a meeting of shareholders to those shareholders whose names on the date the notice is given appear as shareholders in the register of members of the company and are entitled to vote at the meeting; and the other directors; and (b) the director convening a meeting of shareholders may fix as the record date for determining those shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice	●	Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any

Shareholder’s Voting Rights

BVI		Delaware
●	In accordance with, and subject to, our M&A (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), (a) a shareholder may be represented at a meeting of shareholders by a proxy who may speak and vote on behalf of the shareholder; and (b) the instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented.	●	Any person authorized to vote may authorize another person or persons to act for him by proxy

●	In accordance with, and subject to, our M&A (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), (a) a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than one third of the votes of the Class A Ordinary Shares or class or series of Class A Ordinary Shares entitled to vote on resolutions of shareholders to be considered at the meeting; and (b) if within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the request of shareholders, shall be dissolved.	●	The charter or bylaws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares shall constitute a quorum

●	In accordance with, and subject to, our M&A (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), (a) at any meeting of the shareholders, a resolution put to the vote of the meeting shall be decided on a show of hands by a simple majority, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the Chairman; or one or more shareholders present in person or by proxy entitled to vote and who together hold not less than 10 percent of the total voting share issued and having the right to vote on such resolution. Unless a poll is so demanded, a declaration by the Chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of or against such resolution; (b)if a poll is duly demanded it shall be taken in such manner as the Chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The demand for a poll may be withdrawn, at the discretion of the Chairman; (c) on a poll, every holder of a voting share present in person or by proxy shall have one vote for every voting share of which he is the holder which confers the right to a vote on the resolution; and (d) in the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the meeting at which the show of hands takes place, or at which the poll is demanded, shall not be entitled to a second or casting vote. In accordance with the BVI Act, a shareholder resolution is passed if approved by a majority of in excess of 50% or, if a higher majority is required by the M&A, that higher majority, of the votes of those shareholders entitled to vote and voting on the resolution; unless (in either case) the BVI Act or our M&A require a different majority.

●	In accordance with, and subject to, our M&A, (a) the rights attached to Class A Ordinary Shares as specified in the M&A may only, whether or not the company is being wound up, be varied with the consent in writing of the holders of not less than one third of the issued shares of that class and the holders of not less than one third of the issued shares of any other class which may be affected by such variation., except where some other majority is required under our M&A or the BVI Act.	●	Except as provided in the charter documents, changes in the rights of shareholders as set forth in the charter documents require approval of a majority of its shareholders

●	In accordance with, and subject to, our M&A (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), the company may amend its memorandum or articles by a resolution of shareholders or by a resolution of directors, save that no amendment may be made by a Resolution of directors: (i) to restrict the rights or powers of the shareholders to amend the memorandum or articles; (ii) to change the percentage of shareholders required to pass a Resolution of Shareholders to amend the memorandum or articles; (iii) in circumstances where the memorandum or articles cannot be amended by the shareholders.	●	The certificate of incorporation or bylaws may provide for cumulative voting

Directors

BVI		Delaware
●	In accordance with, and subject to, our M&A, the minimum number of directors shall be one	●	Board must consist of at least one member

●	In accordance with, and subject to, our M&A (including, for the avoidance of any doubt, any rights or restrictions attaching to any Class A Ordinary Shares), (a) the directors are elected by resolution of shareholders or by resolution of directors for such term as the shareholders or directors determine; (b) each director holds office until his disqualification, death, resignation or removal; (c) a director may be removed from office by resolution of directors or resolution of shareholders; (d) a director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company at the office of its registered agent or from such later date as may be specified in the notice and a director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the BVI Act; and (e) a director is not required to hold Class A Ordinary Shares as a qualification to office.	●	Number of board members shall be fixed by the by laws, unless the charter fixes the number of directors, in which case a change in the number shall be made only by amendment of the charter

●	Directors do not have to be independent.	●	Directors do not have to be independent

Fiduciary Duties

BVI		Delaware
●	Directors owe duties at both common law and under statute including as follows:	●	Directors and officers must act in good faith, with the care of a prudent person, and in the best interest of the corporation

●	Duty to act honestly and in good faith and in what the director believes to be in the best interests of the company;	●	Directors and officers must refrain from self-dealing, usurping corporate opportunities and receiving improper personal benefits

●	Duty to exercise powers for a proper purpose and directors shall not act, or agree to the Company acting, in a manner that contravenes the BVI Act or the M&A;

●	The BVI Act provides that a director of a company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into, or to be entered into, by the company, disclose the interest to the board of the company. However, the failure of a director to disclose that interest does not affect the validity of a transaction entered into by the director or the company, so long as the transaction was not required to be disclosed because the transaction is between the company and the director himself and is in the ordinary course of business and on usual terms and conditions. Additionally, the failure of a director to disclose an interest does not affect the validity of the transaction entered into by the company if (a) the material facts of the interest of the director in the transaction are known by the shareholders entitled to vote at a meeting of shareholders and the transaction is approved or ratified by a resolution of shareholders or (b) the company received fair value for the transaction	●	Directors may vote on a matter in which they have an interest so long as the director has disclosed any interests in the transaction

Shareholder’s Derivative Actions

BVI		Delaware
●	Generally speaking, the company is the proper plaintiff in any action. A shareholder may, with the leave of the BVI court, bring proceedings or intervene in proceedings in the name of the company, in certain circumstances. Such actions are known as derivative actions. The BVI court may only grant leave to bring a derivative action where the following circumstances apply:	●	In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law

●	the company does not intend to bring, diligently continue or defend or discontinue the proceedings; and	●	Complaint shall set forth with particularity the efforts of the plaintiff to obtain the action by the board or the reasons for not making such effort

●	it is in the interests of the company that the conduct of the proceedings not be left to the directors or to the determination of the shareholders as a whole when considering whether to grant leave, the BVI court is also required to have regard to the following matters:	●	Such action shall not be dismissed or compromised without the approval of the Delaware Court of Chancery

i.	whether the shareholder is acting in good faith;

ii.	whether a derivative action is in the interests of the company, taking into account the directors’ views on commercial matters;

iii.	whether the action is likely to succeed;

iv.	the costs of the proceedings in relation to the relief likely to be obtained; and

v.	whether an alternative remedy to the derivative claim is available